Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Global Ship Lease, Inc. of our report dated March 29, 2018, except for the effects of the stock split discussed in Note 1 to the consolidated financial statements and the change in the manner in which the Company accounts for certain cash receipts and cash payments discussed in Note 2 (a) to the consolidated financial statements, as to which the date is March 29, 2019, relating to the consolidated financial statements, which appears in Global Ship Lease, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Audit

Marseille, France

August 9, 2019